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                        [First Chicago NBD Letterhead]

                                                      Exhibits 5.1 and 23.1

                                                      April 9 , 1996

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:   First Chicago Master Trust II
           Form S-3 Registration Statement
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Ladies and Gentlemen:

     I am Executive Vice President, General Counsel and Secretary of First Chicago NBD Corporation, a Delaware corporation, which is the sole parent corporation of FCC National Bank, a national banking association (the "Bank"). In the aforementioned capacities, I am, or members of my staff subject to my supervision are, familiar with (i) the Articles of Association and By-Laws of the Bank; (ii) the Registration Statement on Form S-3 of the Bank as concurrently being filed with the Securities and Exchange
Commission (the "Registration Statement") relating to the proposed issuance and sale of asset backed certificates (the "Certificates") of First Chicago Master Trust II (the "Trust"), a trust created by the Bank and to which the Bank has and will transfer receivables generated in a portfolio of revolving credit cards accounts; (iii) the Pooling and Servicing Agreement dated as of June 1, 1990, as amended to the date hereof, between the Bank and Norwest Bank Minnesota, National Association, as trustee, filed as an exhibit to the Registration Statement (the "Pooling and Servicing Agreement"); (iv) the form of the Series Supplement to the Pooling and Servicing Agreement filed concurrently as an exhibit to the Registration Statement (the "Supplement"); and (v) such other documents, proceedings and matters as I deem necessary in order to enable me to render the opinion hereinafter expressed.

    The Certificates will be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and supplements to the Prospectus (each, a "Prospectus Supplement"). A form of Prospectus Supplement is an exhibit to the Registration Statement.

     Based upon the foregoing, it is my opinion that, assuming due execution of the applicable Supplement relating to a series of Certificates, upon the issuance, authentication and delivery of the Certificates in accordance with the provisions of the Pooling and Servicing Agreement and such Supplement, against payment therefor, the Certificates will be legally
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                                          Continuing our letter of April 9, 1996
                                          Sheet no. 2


issued, fully paid and nonassessable Certificates representing undivided interests in the Trust enforceable in accordance with their terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, and will be entitled to the benefits of the Pooling and Servicing Agreement and the Supplement.

     I am a member of the Bar of the State of Illinois, and I do not express any opinion herein concerning any law other than the law of the State of Illinois, the federal law of the United States and the Delaware General Corporation Law.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever it appears in the Registration Statement, including the Prospectus and any Prospectus Supplement constituting a part thereof, as originally filed or as subsequently amended.

                                        Very truly yours,



                                        Sherman I. Goldberg
                                        Executive Vice President,
                                        General Counsel and Secretary